EXHIBIT 99.1

MyDx Signs $4 Million Distribution Deal

LA JOLLA, Calif., April 05, 2016 (GLOBE NEWSWIRE) -- MyDx, Inc. (OTCQB:MYDX), producer of its patented MyDx™ (My Diagnostic) product line, the first battery operated, handheld, chemical analyzer for consumers, today announced it has signed a major distribution deal with Nanolux Technology, Inc. (“Nanolux”) valued at over $4 million.

Petaluma, California-based Nanolux produces one of the world’s leading brands of horticultural lighting ballasts. With over 1,000 retail shops in its distribution network, it has an extensive footprint throughout the US indoor agriculture and hydroponic marketplace concentrated in states with cannabis sales legalized in some form -- especially California as the US’s largest legal cannabis market (www.nanoluxtech.com).

Under the terms of the Agreement, Nanolux has already placed an initial purchase order for the first 100 units being used for training and demonstration purposes. Nanolux will have exclusive distribution rights within the US retail hydroponic market and anticipates first-year sales of at least 10,000 units.

MyDx will provide comprehensive marketing support, collateral materials, training, customer and warranty service. The Agreement is for one year, with automatic renewals subject to mutually satisfactory sales and service performance.

The Company’s MyDx portable analyzer and CannaDxTM sensor kit includes its sophisticated, CannaDx smart phone app. It is the first-of-its-kind portable chemical analyzer, allowing the consumer to affordably identify the chemical composition of cannabis at the point of care. The CannaDx sensor will deliver a Total Canna Profile™ (TCP) that goes beyond THC to encompass 20 or more key cannabinoids and terpenes. These compounds can be measured and their combination analyzed to correlate to a user’s feeling and ailment relief (www.cdxlife.com/cdxshop).

MyDx targets three market segments to reach the three primary classes of beneficiaries for its CannaDx kits: (1) Consumers, through e-commerce affiliates and direct online sales; (2) Growers, through distribution to retail sellers of commercial grower equipment; and (3) Legal cannabis dispensaries. The Nanolux Distribution Agreement provides immediate, deep market penetration throughout the US legal grower market.

Commenting on the Agreement, Keith Harrington, Nanolux President, said, “Nanolux is an innovator, first to market with world class horticultural ballasts and related technology. Distributing a breakthrough technology to growers who want a proven, inexpensive method to test their final product and adjust growing conditions in their commercial grows is well aligned with our business model and philosophy.

“We’re excited to offer CannaDx, which affordably puts the power of chemical science into the hands of growers. Early pilot testing sales completed last month indicate this will be a strong seller through the retail shops in our distribution system.”

Daniel R. Yazbeck, MyDx Chairman and CEO, said, “Having just launched a revolutionary new, consumer technology just a few months ago, this Agreement represents a major success in our commercialization strategy by penetrating the grower market nationwide. It will serve to build brand awareness and value on the ground, while the cash flow funds completion and commercialization of the next generation MyDx Analyzer sensors in our development pipeline.

“Nanolux is a terrific company with strong insight into one of our three primary target markets, and we’re delighted to be in business with them and look forward to a long and productive relationship,” concluded Mr. Yazbeck.

About Nanolux Technology

Nanolux Technology is the leading brand of horticultural ballasts in the world. It is a forerunner of innovation and has received more patents than any other ballast brand on the market. The Nanolux Technology team brings over 40 years of experience in the horticultural and hydroponic industries to the table. It also has the largest network in the industry with the best after-sale service, bar none.

About MyDx

MyDx, Inc. (OTCQB:MYDX) is a chemical detection and sensor technology company based in San Diego, California whose mission is to help people Trust & Verify™ what they put into their minds and bodies. The Company has developed MyDx, a patented, affordable portable analyzer that provides real-time chemical analysis and fits in the palm of consumers’ hands. MyDx leverages over a decade of established electronic nose technology to measure chemicals of interest. It owns a substantial and growing intellectual property portfolio of patents covering its technology. With its Canna sensor commercialized, it has four other sensors being developed in its lab that are compatible with the MyDx Analyzer and App. For more information, please visit www.cdxlife.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov.

Investor Contact:
Todd Markey, Vice President Investor Relations
Phone: 818-280-6800
tmarkey@irpartnersinc.com